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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) July 16, 1999

                        Physicians Resource Group, Inc.
             (Exact name of registrant as specified in its charter)


            Delaware                  1-13778           76-0456864
    (State or other jurisdiction    (Commission       (IRS Employer
        of incorporation)           File Number)     Identification No.)


               14800 Landmark Blvd., Suite 500, Dallas, TX 75240
          (Address of principal executive offices)      (Zip Code)


       Registrant's telephone number, including area code (972) 892-7200
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Item 5.  Other Events.

          As previously reported by Physicians Resource Group, Inc. (the "Company"), on March 19, 1999, Physicians Resource Group, Inc. (the "Company") entered into a restructuring agreement (the "Restructuring Agreement") with Resurgence Asset Management, LLC ("Resurgence"), which owns or manages approximately $92 million of the Company's $125 million principal amount of 6% Convertible Subordinated Debentures due 2001. The Restructuring Agreement between the Company and Resurgence is contingent upon the consummation by the Company of a restructuring by September 30, 1999.

          Resurgence has notified the Company that Resurgence believes that there has been a material breach by the Company regarding a representation related to certain litigation discussed in the Restructuring Agreement, which Resurgence believes provides it the right to terminate the Restructuring Agreement. Resurgence also has questioned whether the Company has satisfied its covenant to use its reasonable efforts to complete the restructuring by September 30, 1999. The Company believes that it has used its reasonable efforts to complete the restructuring; however, the Company does not believe that the restructuring will be completed by September 30, 1999.

          The Company intends to continue to pursue its restructuring. Since January 1, 1999, the Company has been successful in completing sales of assets used in connection with the operation of fifteen medical practices and certain interests in six ambulatory surgery centers. In connection with those sales, all litigation and other disputes with these affiliated medical practices and surgery centers were resolved, approximately $6.4 million in principal amount of notes payable by the Company to the affiliated medical practices were retired and the management services agreements between the Company and the affiliated medical practices were terminated. In connection with these asset sales, the Company generated cash sufficient to allow it to retire approximately $9.5 million in bank indebtedness, as well as its $3.75 million loan from Resurgence provided for in the Restructuring Agreement.

          There can be no assurance that Resurgence will not attempt to terminate the Restructuring Agreement based on the Company's alleged breach of the Restructuring Agreement or any failure by the Company to complete its restructuring by September 30, 1999.

Item 7.   Financial Statements and Exhibits.

          (c)  Exhibits:

               (99.1) News release of Physicians Resource Group, Inc. dated July
                       20, 1999.

                                      -2-
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                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PHYSICIANS RESOURCE GROUP, INC.



Date:  July 19, 1999               By: /s/ David Meyer
                                       ----------------
                                       David Meyer, Chairman of the Board

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                                 EXHIBIT INDEX


 Exhibit No.   Description
 -----------   -----------

  (99.1)       News release of Physicians Resource Group, Inc. dated July 20,
               1999.